EXHIBIT 10.04

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of September 1, 2007 by and between CareView Communications, Inc., a Texas corporation (the “Company”), having its principal place of business at 5000 Legacy Drive, Suite 470,

Piano, Texas, 75024 and John R. Bailey (“Consultant”), having a mailing address at 7011 Briar Cove Drive, Dallas, Texas, 75254.

1.	Engagement. The Company hereby engages Consultant as an independent contractor to provide services as Chief Financial Officer. Consultant shall provide consulting services during the term of Consultant’s engagement as requested by the Company. Direction will be given by the Chief Executive Officer.

2.	Compensation. Consultant shall be paid an annual fee of $150,000.00 as a consultant and Chief Financial Officer. Such fee will be paid monthly in accordance with the Company’s current practice. The Company will reimburse the Consultant for all reasonable and necessary business expenses in accordance with the Company’s current practices.

3.	Term: Termination. Consultant’s engagement shall continue through October 1, 2008. The Company may terminate Consultant’s engagement within 5 days after notification for material breach of this Agreement by Consultant.

4.	Compliance. In performing services hereunder, Consultant shall comply with all applicable laws and regulations, including but not limited to those regarding classified or export controlled information, and all written policies and procedures of the Company. Consultant represents and warrants that he is a citizen of the United States of America or legally authorized to work in the United States.

5.	Independent Contractor. Consultant shall be an independent and not an employee of the Company. Without limiting the generality of the foregoing, Consultant shall not be entitled to participate in any employee benefit plans or policies of the Company or any of its affiliates. Consultant shall be solely responsible for paying any and all federal, state and local taxes, social security payments and any other taxes or payments which may be due incident to payments made by the Company for services rendered under this Agreement.

6.	Indemnification. The Company will indemnify the Consultant (and his estate) to the fullest extent permitted by the laws of the State of Texas that are in effect at the time of the subject act or omission, or the Code of Regulations of the Company, as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to the Consultant (including payment of expenses in advance of final disposition of a proceeding), for any claim arising out of his services for the Company.

7.	Confidential information. Consultant shall hold all Confidential Information (as defined below) in strict confidence and not disclose any Confidential Information except as expressly provided herein and shall not use any Confidential Information for his own benefit or otherwise against the best interests of the Company or any of its Affiliates during the term of this Agreement or thereafter. If Consultant shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential Information, then Consultant shall provide the Company with prompt written notice of such requirement and cooperate if requested with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if Confidential Information is required by Legal Process to be disclosed, then Consultant may disclose such Confidential Information but shall not disclose any Confidential Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy. If Consultant discloses any Confidential Information, then Consultant shall disclose only that portion of the Confidential Information which, in the opinion of counsel, is required by such Legal Process to be disclosed. Upon termination of this Agreement, Consultant shall return to the Company all Confidential Information in tangible form (including but not limited to electronic files) in his possession.

As used herein, “Confidential Information” shall mean any information regarding the Company and/or its affiliates (whether written, oral or otherwise), received or obtained before, on or after the date hereof, product design, specification or other technical information, manufacturing or other process information, financial information, customer information, general business information, or market information, whether or not marked or designated as “Confidential”, “Proprietary” or the like, in any form, including electronic or optical data storage and retrieval mechanisms, and including all forms of communication, including but not limited to physical demonstrations, in-person conversations and telephone conversations, email and other means of information transfer such as facility tours, regardless of whether any such information is protected by applicable trade secret or similar laws, and including any work product of Consultant. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of the disclosure by Consultant or another person bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, the Company or another party with respect to such information; or (ii) becomes available to Consultant from a source other than the Company or any of its directors, officers, employees, agents, affiliates, representatives or advisors, provided that such source is not bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to the Company or another party with respect to such information.

8.	Inventions. Consultant shall, during and subsequent to the term of this Agreement, communicate to the Company all inventions, designs or improvements or discoveries relating to the Company or its business conceived during the term of this Agreement, whether conceived by Consultant alone or with others and whether or not conceived on the Company’s premises (“Company Inventions”). Consultant shall be deemed to have assigned to the Company, without further consideration or compensation, all right, title and interest in all Company Inventions. Consultant shall execute and deliver such documentation as may be requested by the Company to evidence such assignment. Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to obtain and maintain in any and all nations, patents for any Company Inventions and vest the Company or its assignee with full and exclusive title to all such patents.

9.	Copyrights. All material produced by Consultant relating to the Company or its business during the term of this Agreement, whether produced by Consultant alone or with others and whether or not produced on the Company’s premises or otherwise, shall be considered work made for hire and property of the Company (“Company Copyrights”). Consultant shall execute and deliver such documentation as may be requested by the Company to evidence its ownership of all Company Copyrights. Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to secure for the Company and maintain for the Company’s benefit all copyrights, including any registrations and any extensions or renewals thereof, on all Company Copyrights, including any translations.

10.	No Raid; Non-Competition. The Consultant agrees that he will not, for a period of eighteen (18) months following termination of this Agreement, for any reason whatsoever, do any of the following:

(a)	solicit, entice, persuade, encourage and otherwise induce any person that was a customer of the Company (whether or not the Consultant provided services for such customer) at any time during the term of this Agreement (i) to refrain from purchasing products manufactured by the Company or any of its Affiliates or using the services of the Company or any of its Affiliates or (ii) to purchase products and services available from the Company or any of its Affiliates from any person or entity other than the Company or any of its Affiliates;

(b)	solicit, entice, persuade, encourage or otherwise induce any employee of the Company (including any of its subsidiaries or affiliates) to terminate such employment or to become employed by any person or entity other than the Company (other than a general public advertisement); or

(c)	own, manage, control or perform services for or participate in ownership, management or control, or be employed or engaged by or otherwise affiliated or associated with (as an employee, consultant, independent contractor, director, agent, or otherwise) with any other corporation, partnership, proprietorship, firm, association or other business entity in the world that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by the Company on the date of termination of this Agreement (collectively, “Compete”); provided, however, that the Consultant may own up to one percent (1%) of any class of publicly traded securities of any such entity. Notwithstanding the foregoing, the Consultant may Compete if, and only if, the aggregate annual revenue contributed by all competitive or substitute products to such other entity is not greater than five percent (5%) of such entity’s total annual revenue and the Consultant does not have any direct management responsibility for such competitive or substitute products manufactured or sold by such other entity. For purposes of this Paragraph 10.c, the term “direct management responsibility” means that the management of the manufacture or sale of competitive or substitute products comprises a material part the Consultant’s duties.

11.	Use and Disclosure of Ideas, Etc. Consultant shall not use or disclose to the Company any subject matter in course of performing this Agreement, including ideas, processes, designs and methods, unless he has the right to so use or disclose.

12.	Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States without regard to the conflicts of law principles thereof. (b) This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. (c) The provisions of paragraphs four through 12 of this Agreement shall survive its termination. (d) This Agreement may not be altered, amended or modified except by written instrument signed by the parties hereto. (e) Neither party shall be deemed the drafter of this Agreement and it shall not be construed or interpreted in favor of or against either party. (f) Section headings are for the convenience of the parties only and shall not be used in interpreting this Agreement. (g) If any provision of this Agreement shall be found by a court of competent jurisdiction to be unenforceable in any respect, then (i) the court shall revise such provision the least amount necessary in order to make it enforceable, and (ii) the enforceability of any other provision of this Agreement shall not be affected thereby. (h) Consultant may not assign this Agreement or delegate his duties hereunder. The Company may assign this Agreement to any affiliate of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year set forth above.

CONSULTANT	CAREVIEW COMMUNICATIONS, INC.

/s/ John R. Bailey	/s/ Steven Johnson
John R. Bailey	By:	Steven Johnson
An Individual	Its:	President